EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES

         Fiesta Market, Inc.
         Pioneer Food Stores, Inc.
         WRCBC Leasing Corp.
         Rose Trucking Corp.
         W.R. Activities Corp.
         W.R. Hillside Corp.
         W.R. Purchasing Corp.
         W.R. Service Corp.
         W.R. Service II Corp.
         W.R. Service III Corp.
         White Rose, Inc.